Exhibit 99

Founding Director Robert H. L’Hommedieu to Retire at End of 2010 and Assume New Role as Director Emeritus

ARLINGTON, Va.--(BUSINESS WIRE)--December 21, 2010--Virginia Commerce Bancorp, Inc. (the “Company”) (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today announced that founding director Robert H. L’Hommedieu (84) will retire from the board of directors of both the Company and the Bank, effective December 31, 2010. In connection with his retirement, Mr. L’Hommedieu will also step down as Chairman of the Company’s Audit Committee. Mr. L’Hommedieu will continue to be involved with the Company and the Bank, serving as a Director Emeritus, a nonvoting position that will allow him to offer his valuable experience and insights to the boards of directors.

W. Douglas Fisher, Chairman of the Company’s Board of Directors, said “We are grateful to Bob for his significant contributions since the Bank’s formation 22 years ago, especially his service as Chairman of the Company’s Audit Committee for more than 11 years. Our customers and the communities we serve have benefited from his leadership, caring and hard work. We appreciate his willingness to provide continued support in the role of Director Emeritus.”

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

CONTACT:
Virginia Commerce Bancorp, Inc.
William K. Beauchesne, 703-633-6120
Treasurer and Chief Financial Officer
wbeauchesne@vcbonline.com